Calyxt Reports Second Quarter 2020 Financial Results

Focusing Go-to-Market Strategies to Optimize TALEN Technology Platform and Accelerate Trajectory to Positive Free Cash Flow

Following Successful Proof of Concept, Advances Soybean Products to a Streamlined Business Model Focused on Seed Sales to Agricultural Processors

300,000 Bushels of Soybeans Sold to One of the World’s Largest Processors

Cash Runway Extended into Fiscal Year 2022

Dan Voytas To Lead New Scientific Advisory Board

Management to Host Conference Call on Thursday, August 6, 2020 at 8:00 a.m. EST

Roseville, MN – August 5, 2020 – Calyxt, Inc. (NASDAQ: CLXT), a plant-based technology company, has reported its financial results for the second quarter ended June 30, 2020.

Advancement of Soybean Products to a Streamlined Business Model

“With our high oleic soybean product, we were the first company to successfully deliver a proof of concept for food developed with gene editing technology,” said Jim Blome, Calyxt CEO. “The success we achieved with this product has been amazing and represents a key milestone achievement for everyone at Calyxt. We quickly scaled up and within 15 months of our early 2019 launch are supplying some of the world’s largest companies in their respective industries. Having achieved proof of concept and pioneering regulatory success, we are now progressing into a new commercialization program seeking to supply Calyxt’s first product to large grain processors for their own soybean processing businesses. Moving upstream enables us to focus on developing and capturing greater value from high value innovations and plant-based solutions with substantial disruption potential,” continued Blome.

Summary of Soybean Processing Advancement:

•	Final 2020 planted acres were nearly 72,000, representing a doubling of acres from the total planted in 2019;

•

In 2021, we intend to target seed sales to large grain processors, representing at least $3 million to $4 million in expected revenue as seed transactions will be revenue-generating under the new go-to-market strategy;

•

One of the world’s largest processors has purchased 300,000 bushels of Calyxt soybeans, which represents a significant portion of June 30, 2020 inventory, and the processor will retain the rights to process and sell the resulting soybean oil, while Calyxt will purchase and market the resulting soybean meal;

•	We similarly aim to sell our remaining grain inventories and grain that we are contracted to purchase from the 2020 crop year to large processors;

•

We are eliminating positions related to soybean processing and product sales, resulting in aggregate cash charges of approximately $0.6 million for severance and other related payments, and we expect to record a $0.9 million recapture of non-cash stock compensation expense from forfeitures of un-vested awards;

•	We expect to incur $0.5 million of additional cash charges over the next twelve months as we exit processing and transportation contracts;

•	Contracted grain purchases and sales and the wind down of other contractual obligations are expected to take approximately 12 months;

•

Contracted grain purchases of the 2020 crop are expected to be approximately 40 percent in the fourth quarter of 2020 and approximately 60 percent over the course of the first and second quarters of 2021;

•

Including the sale of an expected percentage of grain that we are contracted to purchase in the fourth quarter, our base case 2020 revenue expectation is between $17 million and $19 million, and our cash usage for 2020 is expected to range between $43 million and $45 million, which includes an investment in accounts receivable and inventory of between $15 million and $17 million;

•	Our target is to convert the year-end 2020 investment in inventory and accounts receivable of between $15 million and $17 million to cash in the first 60 days of 2021;

•

Based on the grain purchase plan described in the preceding three bullets, our grain revenue for 2021 is expected to be between $22 million and $24 million, with seed revenue incremental to that amount;

•

If we are able to complete the sale of all grain we are contracted to purchase in the fourth quarter of 2020, our revenue would increase to between $23 million and $25 million, with a corresponding decrease in expected 2021 grain revenue, and if we collected all of the related receivables, our expected cash usage in 2020 would be in the range of between $32 million and $34 million; and

•	Effective execution of our go-to-market soybean strategy decreases cash used by our soybean product line by over $45 million through 2022.

Focusing Go-to-Market Strategies to Accelerate Trajectory to Positive Free Cash Flow

“Calyxt was created with a mission to deliver disruptive plant-based innovations with an initial focus on food and agriculture,” said Blome. “Today, our innovations have applications across a broad spectrum of industries. To drive value for our TALEN® technology platform, our strategic focus is on traits with higher-margin, downstream benefits for end users, differentiating us from others who are focused on traits developed to provide distinct benefits to the farmer. Our commercial proof of concept, our strong intellectual property portfolio, and our position as a leader in gene editing has led us to extensive talks with top companies across several industries, including food, pharmaceutical, energy, and agriculture. We plan to develop projects with partners that leverage our strength in trait development and gene editing and our partners’ product commercialization expertise. Discussions with potential partners have focused on our development of plant-based input solutions for specific downstream issues, including consumer preferences, sustainability, cost, quality, and regulatory compliance. By leveraging our partners’ commercialization capabilities, this model will reduce our cash needs and enable efficient market penetration of Calyxt’s traits.

“We are well positioned to establish licensing arrangements based on our TALEN technology, expertise in trait development, and leading know-how in the gene editing field. Strategic licensing arrangements provide an opportunity for broad market penetration of our technology while we are able to achieve milestone or royalty payments through our licensees’ commercialization efforts. For product development activities, our specific entry point into the value chain may vary by crop, depending upon a number of factors.  In crops like soybeans and wheat, we expect that the sale of seed to processors or other supply chain participants will provide the highest available margins and best path to delivering positive cash flow. For certain traits, we expect licensing arrangements to provide an efficient path to non-dilutive financing and potential revenue generation,” added Blome.

TALEN Technology Platform and Differentiated Go-to-Market Strategies:

Our streamlined business model comprises three go-to-market strategies. Specific deal structure and the amount and timing of cash flows will vary depending upon several factors, including cost to develop, size of the opportunity, and the stage at which a partner or licensee enters the development process. Summaries of our go-to-market strategies are as follows:

•	TALEN Licensing Arrangements: License Calyxt’s TALEN technology for licensees’ use in their own development of specific traits for negotiated upfront and annual fees and potential royalties;

•

Trait and Product Licensing Arrangements: License Calyxt-developed traits or products to downstream partners with commercialization expertise for negotiated upfront and milestone payments and potential royalties; and

•	Seed Sale Arrangements: Sale of seed to agricultural processors, including millers and crushers, or others in the relevant crop’s supply chain, with such sales expected to generate revenue for Calyxt.

“For each product candidate, we will evaluate which go-to-market strategy provides for the greatest value creation and most efficient path to bring the product to market,” said Travis Frey, Calyxt Chief Technology Officer. “We will engage with potential partners as early as possible to enable the most value capture. Our pipeline will shift as we complete proof of concept projects and focus on new, more disruptive projects,” concluded Frey.

Calyxt Current Development Pipeline1:

CROP	TRAIT	TARGET COMMERCIAL PLANTING YEAR	TARGET GO-TO-MARKET STRATEGY
Alfalfa	Improved Digestibility	2021	Trait
Wheat	High Fiber	2022	Seed
Soybean	High Oleic, Low Linolenic (HOLL)	2023	Seed
Hemp	Marketable Yield	2023	Seed and Trait
Hemp	Low THC for Food, Fiber, & Therapeutics	2024	Seed and Trait
Oat	Gluten-free and Cold Tolerant	2026	Seed and Trait
Soybean	Improved HOLL	2026	Seed
Soybean	High Saturated Fat	2026	Seed and Trait
Pulse	Improved Protein Profile and Flavor	2027	Trait

1 The agronomic and functional quality of our product candidates and the timing of development are subject to a variety of factors and risks, which are described in our filings with the Securities and Exchange Commission.

Calyxt is also actively negotiating agreements with potential partners with respect to specific opportunities for which development activity would only commence upon reaching a commercial agreement.  These projects are not included in the preceding table.

Today we have 8 projects at the Discovery stage or later in development across alfalfa, hemp, oats, soybeans, and wheat, and are exploring improved protein profile and flavor in pulse crops, with several options under consideration.

Second Quarter Highlights:

•

Calyxt’s HOLL soybean was deemed a non-regulated article under the “Am I Regulated?” process by Biotechnology Regulatory Services of the Animal and Plant Health Inspection Service (APHIS), an agency of the United States Department of Agriculture (USDA). This product represents our second-generation high oleic soybean.

•

Late in the second quarter we released our non-edited hemp germplasm by selling plants directly to a grower, driving several thousand dollars of revenue. This quick commercial success is an early step in making our hemp projects partner-ready, enabled the gathering of valuable insights and data, and it is expected to serve as the base germplasm for the development of other hemp projects expected to launch beginning in 2023.

•

Licensed a new method to help increase product development efficiency from the University of Minnesota. The method has the potential to reduce the time needed to edit plants from approximately one year to several months.

•

New provisional patent applications filed that are focused on expanding Calyxt’s gene-editing technology portfolio; advancements in hemp, soybean, and wheat; and additional germplasm generated from our breeding pipeline.

•

Patent granted in Australia covering the use of CRISPR gene editing in plants.  The intellectual property was invented in Dr. Dan Voytas’ lab at the University of Minnesota and is exclusively licensed to Calyxt.  While TALEN gene editing technology remains the primary tool for Calyxt’s cutting‐edge R&D, our CRISPR intellectual property provides the opportunity to explore further monetizing our IP portfolio by offering this CRISPR IP for licensing.

New Scientific Advisory Board:

“As part of our scientific focus, Calyxt is planning to dedicate a portion of its research activity toward addressing near-term pipeline opportunities and longer-term large-scale opportunities,” said Dan Voytas, Calyxt Chief Science Officer. “It is clear from our discussions with potential partners that Calyxt is well-positioned to provide plant-based solutions with our TALEN technology to address many of the current problems they face.

“This initiative will also play an important role in the development of our approach to ESG issues. Potential projects may include using plants to better sequester atmospheric carbon and increasing nitrogen use efficiency to reduce the need for fertilizer. We believe that our TALEN technology can play an essential role in quickly advancing and achieving these goals. Calyxt intends to establish this board by December 31, 2020.

“While I continue in my current role as Calyxt’s Chief Science Officer, I am also very excited to work with thought leaders to identify critical problems that can be addressed using TALEN technology, and look forward to speaking more about this development at our Virtual Analyst Day in the fall of 2020,” concluded Voytas.

COVID-19 Disruptions Highlight Benefits of Streamlined Business Model:

“We have been exploring additional revenue-generating opportunities, including collaborations, licensing, and other value capture models for our technology platform since before the onset of the COVID-19 pandemic and have committed to evaluate our go-to-market strategy for product candidates on a case-by-case basis in order to pursue the most efficient paths to value creation,” added Blome. “The streamlined go-to-market strategy for our soybean products that we are announcing today executes on that commitment.

“The downstream demand disruptions and pricing volatility caused by the COVID-19 pandemic reinforced the potential benefits of our strategic trajectory toward more streamlined, lower cost, and more capital-efficient upstream-focused go-to-market strategies. Although over the course of the second quarter, initial supply and demand dislocations for premium oil and meal have generally moderated, led by the premium oil industrial market segment, and this has led to substantial price recovery in the premium oil and meal markets, our financial results and operations were negatively impacted by price, demand and supply dislocations, and our previously reported responsive actions. The crush schedule cancellations that we took in response to the COVID-19 pandemic provided an evaluation point for our soybean product go-to-market strategy,” continued Blome.

CEO Summary

“In summary, Calyxt’s focus on disruptive innovation utilizing plant-based inputs has energized our entire team. Through our streamlined business model with differentiated go-to-market strategies, we are targeting diverse revenue streams across multiple industries, a high double-digit margin profile, and an accelerated path to free cash flow. We believe the advancement of our soybean products and anticipated cash receipts from our product development efforts with partners extends our anticipated cash runway into 2022. Additionally, the talent mix for the next stage of business must be adjusted, and positions related to soybean processing and product sales are being eliminated. I would like to thank the Calyxt employees we separated today.  All of them helped us build a first-of-its-kind business in the United States. Their contributions are valued, and I wish them well in their future endeavors. I am incredibly proud of our team for what they have built and how Calyxt is now positioned.

“We look forward to sharing more on our developing story at the upcoming 40th Annual Canaccord Growth Conference on August 11-13, the Intellisight 2020 Virtual Conference on August 12, the LD Micro Virtual Conference on September 1-3, and the 22nd Annual H.C. Wainwright Virtual Global Investment Conference on September 14-16. Further details with respect to the key projects and business model will be communicated during Calyxt’s soon to be announced Virtual Analyst Day in the fall of 2020,” concluded Blome.

Financial Results for the Three Months Ended June 30, 2020

•

Revenues increased by $1.9 million, or 465 percent, from the second quarter of 2019 to $2.3 million in the second quarter of 2020. The revenue growth was driven by 487 basis points of volume growth and 16 basis points of favorable product mix as we sold more oil in 2020 as a percent of total revenue than in 2019, both partially offset by 37 basis points of pricing, primarily the result of lower meal prices than the prior period. High oleic soybean meal was 79 percent of revenue in the period, compared to 89 percent a year ago.  Most oil revenue in 2020 was from a single customer purchasing our oil to be used as a plant-based alternative to synthetic fluids, and we expect to fulfill their remaining orders over the next three months.

•

Cost of goods sold increased by $5.0 million from the second quarter of 2019 to $5.3 million in the second quarter of 2020. The increase in cost of goods sold reflects an increase in the cost of product sold in the period as a result of higher sales volumes, the impact of lower costs associated with products sold in 2019 because grain costs were previously expensed as R&D, and a $3.2 million net realizable value adjustment to inventories based on expected selling prices, grain processing costs, and a significant amount of excess seed produced for 2020 plantings.

•

Gross margin, as reported, was a negative $3.0 million, or a negative 131 percent, in the second quarter of 2020, a decrease of $3.1 million from the second quarter of 2019. The decrease in gross margin in the second quarter of 2020 reflects the higher costs we have experienced during the high oleic soybean product’s proof of concept period. The primary drivers of gross margin, as reported, were net realizable value adjustments to inventory based on expected selling prices, grain processing costs, and a significant amount of excess seed produced for 2020 plantings. Gross margin, as adjusted, was negative $0.8 million, or negative 34 percent, in the second quarter of 2020, as compared to negative $0.3 million, or negative 69 percent, in the second quarter of 2019. See below under the heading “Use of Non-GAAP Financial Information” for a discussion of gross margin, as adjusted, and a reconciliation to the most comparable GAAP measure.

•	R&D expenses increased by $0.1 million to $2.8 million, driven by incremental professional service expenses related to new patent filings to bolster our intellectual property portfolio.
•	Selling and supply chain expenses increased by $0.1 million to $1.3 million, driven by additional personnel costs.
•	G&A expenses decreased by $1.4 million to $3.8 million, driven by decreases in Section 16 officer transition expenses of $0.5 million and $0.4 million less non-cash stock compensation expenses.
•

Net loss was $10.9 million in the second quarter of 2020, an increase of $1.5 million from the second quarter of 2019, driven by the increase in negative gross margins and changes in operating expenses described above. Net loss per share was $(0.33) per basic and diluted share in the second quarter of 2020, an increase of $(0.04) per basic and diluted share from the second quarter of 2019.

•

Adjusted EBITDA loss was $6.5 million in the second quarter of 2020, a decrease of $0.1 million from the second quarter of 2019. See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted EBITDA and a reconciliation to the most comparable GAAP measure.

•

Net cash used in the second quarter of 2020 was $12.2 million compared to $7.8 million in the second quarter of 2019, driven by the increase in net loss of $1.5 million and a net decrease in cash flows from operating assets and liabilities, primarily the result of the timing of cash payments to growers and carrying of higher inventory levels following the halting of crush activity in early May.

•	Cash, cash equivalents, short-term investments, and restricted cash totaled $35.3 million as of June 30, 2020.

Financial Results for the Six Months Ended June 30, 2020

•

Revenues increased by $4.1 million, or 728 percent, from the first six months of 2019 to $4.7 million in the first six months of 2020. The revenue growth was driven by 751 basis points of volume growth and 19 basis points of favorable product mix as we sold more oil in 2020 as a percentage of total revenue than in 2019, both partially offset by 42 basis points of pricing, primarily the result of lower meal prices compared to the same period in 2019. High oleic soybean meal was 82 percent of revenue in the period, compared to 89 percent a year ago. Most oil revenue in 2020 was from a single customer purchasing our oil to be used as a plant-based alternative to synthetic fluids, and we expect to fulfill their remaining orders over the next three months.
•

Cost of goods sold increased by $8.9 million from the first six months of 2019 to $9.2 million in the first six months of 2020. The increase in cost of goods sold reflects an increase in the cost of product sold in the period as a result of higher sales volumes, the impact of lower costs associated with products in 2019 because Grain Costs were previously expensed as R&D, and a $4.2 million net realizable value adjustment to inventories based on expected selling prices, grain processing costs, and a significant amount of excess seed produced for 2020 plantings.

•

Gross margin, as reported, was a negative $4.5 million, or a negative 97 percent, in the first six months of 2020, a decrease of $4.8 million from the first six months of 2019. The decrease in gross margin in the first six months of 2020 reflects the higher costs we have experienced during the high oleic soybean product’s proof of concept period. The primary drivers of gross margin, as reported, were net realizable value adjustments to inventory based on expected selling prices, grain processing costs, and a significant amount of excess seed produced for 2020 plantings. Gross margin, as adjusted, was negative $2.0 million, or negative 42 percent, in the six months ended June 30, 2020 compared to negative $0.3 million, or negative 54 percent, in the same period in 2019. See below under the heading “Use of Non-GAAP Financial Information” for a discussion of gross margin, as adjusted, and a reconciliation to the most comparable GAAP measure.

•

R&D expenses increased by $0.7 million to $5.6 million, driven by incremental professional service expenses related to new patent filings to bolster our intellectual property portfolio, increased experimental seed expenses, and higher personnel costs.

•	Selling and supply chain expenses increased by $0.8 million to $2.9 million, driven by additional personnel costs, including $0.3 million of Section 16 officer transition expenses.
•	G&A expenses decreased by $0.8 million to $8.5 million, driven by a decrease in non-cash stock compensation of $0.5 million and lower Section 16 officer transition expenses of $0.3 million.
•

Net loss was $22.0 million in the first six months of 2020, an increase of $5.2 million from the first six months of 2019, driven by the increase in negative gross margins and changes in operating expenses described above. Net loss per share was $(0.67) per basic and diluted share in the first six months of 2020, an increase of $(0.16) per basic and diluted share from the first six months of 2019.

•

Adjusted EBITDA loss was $14.8 million in the first six months of 2020, an increase of $2.5 million from the first six months of 2019. See below under the heading “Use of Non-GAAP Financial Information” for a discussion of adjusted EBITDA and a reconciliation to the most comparable GAAP measure.

•

Net cash used in the first six months of 2020 was $24.8 million compared to $17.3 million in the first six months of 2019, driven by the increase in net loss of $5.2 million and a net decrease in cash flows from operating assets and liabilities, primarily the result of higher cash payments to growers and the halting of crush activity in early May. Calyxt expects its cash usage to improve in the second half of 2020 as it sells grain, and its burn rate is reduced because of headcount reductions.

2020 Financial Guidance

•

Contracted grain purchases of the 2020 crop are expected to be approximately 40 percent in the fourth quarter of 2020 and approximately 60 percent over the course of the first and second quarters of 2021;

•	Including the sale of an expected percentage of grain that we are contracted to purchase in the fourth quarter, our base case 2020 revenue expectation is between $17 million and $19 million;

•	Cash usage for 2020 is expected to range between $43 million and $45 million, which includes an investment in accounts receivable and inventory of between $15 million and $17 million;

•	Our target is to convert the year-end 2020 investment in inventory and accounts receivable of between $15 million and $17 million to cash in the first 60 days of 2021;

•

Based on the grain purchase plan described in the preceding four bullets, our grain revenue for 2021 is expected to be between $22 million and $24 million, with seed revenue incremental to that amount;

•

If we are able to complete the sale of all grain we are contracted to purchase in the fourth quarter of 2020, our revenue would increase to between $23 million and $25 million, with a corresponding decrease in 2021 grain revenue, and if we collected all of the related receivables, our expected cash usage in 2020 would be in the range of between $32 million and $34 million; and

•

Effective execution of our go-to-market soybean strategy decreases cash used by our soybean product line by over $45 million through 2022 and extends cash runway into 2022 versus previous guidance of late 2021.

“The advancement of our soybean products to a streamlined business model focused on seed sales to agricultural processors positions Calyxt with an upstream go-to-market strategy that over time substantially reduces Calyxt’s significant working capital investment requirement, its exposure to the commodity markets, and complexity in the business model,” said Bill Koschak, Chief Financial Officer of Calyxt.

“From a financial standpoint, an effective advancement enables Calyxt to reduce its cash usage and realize higher gross margins faster, and it would extend our cash runway into 2022. Moreover, the migration upstream in terms of our soybean business with large processors also accelerates our trajectory to achieve positive cash flow from operations as the cash flows expected from products coming to market by 2023 utilizing our differentiated go-to-market strategies are all expected to be accretive to gross margins and cash flow generation.

“During this period and given the complexity of timing and multiple contracts, Calyxt is unable to provide guidance with respect to our gross margins. However, management is focused on cash usage and developing new partnership arrangements leveraging our streamlined business model with differentiated go-to-market strategies. Calyxt also expects to provide additional updates during our soon to be announced Virtual Analyst Day in the fall of 2020,” concluded Koschak.

The revised 2020 financial guidance is as of August 5, 2020 and we undertake no obligation to update our assumptions, expectations, or our guidance as of any subsequent date. See the information in the section titled “Forward-Looking Statements” for factors that may impact the achievement of the revised guidance.

Second Quarter 2020 Results Conference Call

Calyxt Chief Executive Officer Jim Blome, Chief Financial Officer Bill Koschak, and Chief Technology Officer Travis Frey, Ph.D. will host the conference call, followed by a question and answer session. The conference call will be accompanied by a presentation, which can be viewed during the webcast or accessed via the investor relations section of Calyxt’s website here.

To access the call, please use the following information:

Date:	Thursday, August 6, 2020
Time:	8:00 a.m. EST, 5:00 a.m. PST
Toll Free dial-in number:	1-888-221-3881
Toll/International dial-in number:	1-323-794-2591
Conference ID:	1020952

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have difficulty connecting with the conference call, please contact MZ Group at +1 (949) 491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=140895 and via the investor relations section of Calyxt’s website here.

A replay of the call will be available for one month following the conference.

Toll Free Replay Number:	1-844-512-2921
International Replay Number:	1-412-317-6671
Replay ID:	1020952

About Calyxt:

Calyxt (NASDAQ: CLXT), based in Roseville, Minnesota is a plant-based technology company. We innovate, together with like-minded partners, to deliver plant-based products with wellness and sustainability benefits. We use cutting edge plant breeding techniques to innovate and develop solutions to address unmet consumer and market demands. For further information, please visit our website at www.calyxt.com.

Calyxt Media Contact:

Trina Lundblad, Director of Corporate Communications

(612) 790-0514

media@calyxt.com

Calyxt Investor Relations Contact:
Chris Tyson, Managing Director

MZ Group – MZ North America
(949) 491-8235

CLXT@mzgroup.us
www.mzgroup.us

Use of Non-GAAP Financial Information

To supplement our audited financial results prepared in accordance with GAAP, we have prepared certain non-GAAP measures that include or exclude special items. These non-GAAP measures are not meant to be considered in isolation or as a substitute for financial information presented in accordance with GAAP and should be viewed as a supplemental and in addition to our financial information presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures. In addition, other companies may report similarly titled measures, but calculate them differently, which reduces their usefulness as a comparative measure. Management utilizes these non-GAAP metrics in evaluating and making operational decisions regarding our business.

We present gross margin, as adjusted, a non-GAAP measure that includes the effects of high oleic soybean products sold with no associated cost of goods sold because those costs were expensed as R&D in a prior period and that also includes the impact of any net realizable value adjustments to our inventories occurring in the period, which would otherwise have been recorded as an adjustment to value in a prior period or would have been recorded in a future period as the underlying products are sold.

We provide gross margin, as adjusted, at this early stage of commercialization as the amounts being adjusted affect the period to period comparability of our gross margins and financial performance.

The table below presents a reconciliation of gross margin to gross margin, as adjusted:

Three Months Ended June 30,			Six Months Ended June 30,
In Thousands	2020	2019	2020	2019
Gross margin (GAAP measure)	$(3,014)	$105	$(4,521)	$229
Gross margin percentage	(131)%	26%	(97)%	40%
Adjustments:
Grain costs expensed as R&D	—	(386)	—	(535)
Net realizable value adjustment to inventories	2,221	—	255	—
Gross margin, as adjusted	$(793)	$(281)	$(1,966)	$(306)
Gross margin percentage, as adjusted	(34)%	(69)%	(42)%	(54)%

We present adjusted EBITDA, a non-GAAP measure defined as net loss excluding interest, net, income tax expense, depreciation and amortization expense, stock-based compensation expense, grain costs expensed as R&D,  net realizable value adjustments to inventories, Section 16 officer transition expenses, and research and development payroll tax credits no longer realizable.

We provide in the table below a reconciliation of net loss to adjusted EBITDA, which is the most directly comparable GAAP financial measure. Because adjusted EBITDA excludes non-cash items and discrete or infrequently occurring items, we believe that adjusted EBITDA provides investors with useful supplemental information about the operational performance of our business and facilitates comparison of our financial results between periods where certain items may vary significantly independent of our business performance.

The table below present a reconciliation of net loss to adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
In Thousands	2020	2019	2020	2019
Net Loss (GAAP measure)	$(10,902)	$(9,403)	$(21,965)	$(16,778)
Non-GAAP adjustments:
Interest, net	(154)	(92)	244	(264)
Income tax expense	—	—	—	—
Depreciation and amortization	452	342	904	689
Stock-based compensation expenses	1,797	2,304	3,068	3,860
Grain Costs expensed as R&D	—	(386)	—	(535)
Net realizable value adjustment to inventories	2,221	—	2,555	—
Section 16 officer transition expenses	77	671	437	859
Research and development payroll tax credit	—	(63)	0	(126
Adjusted EBITDA	$(6,509)	$(6,627)	$(14,757)	$(12,295)

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “anticipates,” “estimates,” “expects,” “targets,” “intends,” “plans,” “predicts,” “projects,” “should,” “will,” or “continue,” the negative of these terms and other similar terminology. Forward-looking statements in this press release include statements about the potential impact of the COVID-19 pandemic on our business and operating results; our future financial performance; product pipeline and development; our business model and strategies for commercialization and sales of commercial products; regulatory progression; potential collaborations, partnerships and licensing arrangements and their contribution to our financial results, cash usage, and growth strategies; and anticipated trends in our business. These and other forward-looking statements are predictions and projections about future events and trends based on our current expectations, objectives and intentions and premised on current assumptions. Our actual results, level of activity, performance, or achievements could be materially different than those expressed, implied, or anticipated by forward-looking statements due to a variety of factors, including, but not limited to: the severity and duration of the evolving COVID-19 pandemic and the resulting impact on macro-economic conditions; the impact of increased competition; disruptions at our key facilities; changes in customer preferences and market acceptance of our products; competition for collaboration partners and licensees and the successful execution of collaborations and licensing agreements; the impact of adverse events during development, including unsuccessful field trials or disruptions in seed production; the impact of improper handling of our product candidates by unaffiliated third parties during development, such as the improper aerial spraying of our high fiber wheat product candidate; failures by third-party contractors; inaccurate demand forecasting; the effectiveness of commercialization efforts by commercial partners or licensees; our ability to make grain sales on terms acceptable to us; the timing of our grain sales; our ability to collect accounts receivable; disruptions to supply chains, including transportation and storage functions; commodity price conditions; the impact of changes or increases in oversight and regulation; disputes or challenges regarding intellectual property; proliferation and continuous evolution of new technologies; management changes; dislocations in the capital markets; and other important factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings on Form 10-Q or 8-K with the U.S. Securities and Exchange Commission. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

CALYXT, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Par Value and Share Amounts)

	June 30, 2020 (unaudited)	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$3,875	$58,610
Short-term investments	29,942	—
Restricted cash	393	388
Accounts receivable	2,411	1,122
Due from related parties	2	—
Inventory	5,282	2,594
Prepaid expenses and other current assets	1,926	808
Total current assets	43,831	63,522
Non-current restricted cash	1,040	1,040
Land, buildings, and equipment	22,663	23,212
Other non-current assets	427	324
Total assets	$67,961	$88,098
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$572	$1,077
Accrued expenses	1,998	2,544
Accrued compensation	1,293	2,181
Due to related parties	381	977
Current portion of financing lease obligations	361	356
Other current liabilities	44	61
Total current liabilities	4,649	7,196
Financing lease obligations	18,109	18,244
Long-term debt	1,518	—
Other non-current liabilities	132	150
Total liabilities	24,408	25,590
Stockholders’ equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized; 33,140,672 shares issued and 33,040,520 shares outstanding as of June 30, 2020, and 33,033,689 shares issued and 32,951,329 shares outstanding as of December 31, 2019	3	3
Additional paid-in capital	188,656	185,588
Common stock in treasury, at cost; 100,152 shares as of June 30, 2020, and 82,360 shares as of December 31, 2019	(1,043)	(1,043)
Accumulated deficit	(144,022)	(122,057)
Accumulated other comprehensive income (loss)	(41)	17
Total stockholders’ equity	43,553	62,508
Total liabilities and stockholders’ equity	$67,961	$88,098

CALYXT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in Thousands Except Shares and Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$2,307	$408	$4,684	$566
Cost of goods sold	5,321	303	9,205	337
Gross margin	(3,014)	105	(4,521)	229
Operating expenses:
Research and development	2,825	2,738	5,612	4,957
Selling and supply chain	1,349	1,202	2,929	2,107
General and administrative	3,808	5,206	8,528	9,368
Management fees	42	451	104	812
Total operating expenses	8,024	9,597	17,173	17,244
Loss from operations	(11,038)	(9,492)	(21,694)	(17,015)
Interest, net	154	92	(244)	264
Foreign currency transaction loss	(18)	(3)	(27)	(27)
Loss before income taxes	(10,902)	(9,403)	(21,965)	(16,778)
Income taxes	—	—	—	—
Net loss	$(10,902)	$(9,403)	$(21,965)	$(16,778)
Basic and diluted loss per share	$(0.33)	$(0.29)	$(0.67)	$(0.51)
Weighted average shares outstanding - basic and diluted	33,039,338	32,732,988	33,013,739	32,704,834

CALYXT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in Thousands)

	Six Months Ended June 30,
	2020	2019
Operating activities
Net loss	$(21,965)	$(16,778)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	904	689
Stock-based compensation	3,068	3,860
Changes in operating assets and liabilities:
Accounts receivable	(1,289)	(810)
Due to/from related parties	(598)	(1,156)
Inventory	(2,688)	(111)
Prepaid expenses and other current assets	(1,118)	(169)
Accounts payable	(505)	(423)
Accrued expenses	(546)	(14)
Accrued compensation	(888)	(67)
Other current liabilities	(93)	(513)
Other non-current assets	59	(378)
Net cash used by operating activities	(25,659)	(15,870)
Investing activities
Short-term investments	(29,942)	—
Purchases of land, buildings, and equipment	(517)	(1,319)
Net cash used by investing activities	(30,459)	(1,319)
Financing activities
Proceeds from Payroll Protection Act loan	1,518	—
Repayments of financing lease obligations	(130)	(122)
Proceeds from the exercise of stock options	—	308
Costs incurred related to shares withheld for net share settlement	—	(559)
Proceeds from the sale and leaseback of land, buildings, and equipment	—	217
Net cash provided (used) by financing activities	1,388	(156)
Net decrease in cash, cash equivalents and restricted cash	(54,730)	(17,345)
Cash, cash equivalents and restricted cash - beginning of period	60,038	95,288
Cash, cash equivalents and restricted cash - end of period	$5,308	$77,943

CALYXT, INC.

SUPPLEMENTAL CASH FLOW INFORMATION

(Unaudited and in Thousands)

	As of June 30,
In Thousands	2020	2019
Cash, cash equivalents, restricted cash, and short-term investments:
Cash and cash equivalents	$3,875	$76,434
Restricted cash	1,433	1,509
Short-term investments	29,942	—
Total cash, cash equivalents, restricted cash, and short-term investments	$35,250	$77,943